Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-137585 and No. 333-176863) on Form S-8 and the registration statement (No. 333-189052) on Form F-3 of our reports dated April 2, 2025, with respect to the consolidated financial statements of Himax Technologies, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG

Hsinchu, Taiwan

April 2, 2025